Exhibit 99


3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
(650) 494-2900                                                   NEWS RELEASE


                                      Contacts: Investors - Patrick Fossenier
                                                               (650) 813-5353

                                                            Media - Jim Allen
                                                               (650) 813-5335



        CNF INC. NAMES NEW CFO, BOARD OF DIRECTORS DECLARES DIVIDEND


          PALO ALTO, Calif. - January 24, 2005 - The CNF Inc. (NYSE:CNF)

Board of Directors today elected Kevin C. Schick as senior vice president and chief financial officer.

     The appointment is effective March 31, 2005 upon the previously announced retirement of Chutta Ratnathicam, who has served as the company's top financial executive since 1997.

     In other action, the board declared a cash dividend of 10 cents per share on the company's common stock.  The dividend is payable on March 15,

2005 to shareholders of record as of February 15, 2005.

     "The Board is pleased to announce that Kevin Schick will succeed Chutta as chief financial officer," said W. Keith Kennedy, chairman of the board and interim chief executive officer.  "Kevin is an experienced executive with more than 25 years in financial accounting, almost all of which was with our

Con-Way organization.  He has been a strong leader in shaping the company's financial controls in compliance with regulatory requirements and has thorough knowledge of the company's financial, operations and accounting functions."

     Schick, 53, currently is vice president and controller of Con-Way

Transportation Services, the company's $2.6 billion regional trucking and supply chain subsidiary. He has served in that capacity since 1989.  He joined the Con-Way organization in 1983 as a member of the Con-Way Central

Express start-up team.  Prior to joining Con-Way, he spent five years with

Wabash National Corporation, a trailer manufacturer, as controller and before that he was a financial analyst for Motorola Corporation.

     Schick will be based at CNF headquarters in Palo Alto, Calif.  A native of Chicago, he holds a bachelor's degree from Marquette University and an MBA from Northwestern University.  He is a member of the Financial Executives

Institute, American Trucking Associations Accounting and Finance Council and

the Evans Scholars Foundation.

     CNF is a $4 billion supply chain services company with business in less-

than-truckload motor freight, truckload carriage, logistics, supply chain management and trailer manufacturing.